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                                                                      EXHIBIT 12

                             BAY STATE GAS COMPANY

               STATEMENT RE:  COMPUTATION IN SUPPORT OF RATIO OF
                           EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                               1998       1997       1996       1995      1994
                                              -------    -------    -------    -------   -------
Earnings:
  Net income................................  $ 6,634    $26,062    $27,072    $23,128   $24,485
  Adjustments:
     Income taxes...........................    9,610     16,979     16,953     14,575    15,642
     Fixed charges (as below)...............   24,558     21,192     21,522     19,365    17,359
                                              -------    -------    -------    -------   -------
          Total adjusted earnings...........  $40,802    $64,233    $65,547    $57,068   $57,486
                                              =======    =======    =======    =======   =======
Fixed charges:
  Total interest expense....................  $18,662    $18,255    $17,345    $17,300   $15,305
  Interest component of rents...............    5,896      2,937      4,177      2,065     2,054
                                              -------    -------    -------    -------   -------
          Total fixed charges...............  $24,558    $21,192    $21,522    $19,365   $17,359
                                              =======    =======    =======    =======   =======
Ratio of earnings to fixed charges..........     1.66       3.03       3.05       2.95      3.31
                                              =======    =======    =======    =======   =======

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